SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                           Date of Report: May 4, 2001

                          Capital Beverage Corporation
             (Exact name of registrant as specified in its charter)


      Delaware                   0-13181                    13-3878747
  (State or other             (Commission                 (IRS Employer
  jurisdiction of             File Number)                Identification No.)
     formation)


                 1111 East Tremont Avenue, Bronx, New York 10460
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (718) 409-2337



          (Former name or former address, if changes since last report)




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Item 5.  Other Events

                  Capital Beverage Corporation (the "Company") announced that it has entered into an Asset Purchase Agreement, dated May 4, 2001 (the "Agreement"), to acquire certain assets and liabilities of Prospect Beverages Inc., a New York corporation ("Prospect"). Prospect is a Brooklyn based Pabst Distributor of Colt-45 Malt Liquor and other beverages.

                  Pursuant to the Agreement, the Company will purchase all of the assets of Prospect's business which relate to Prospect's business of distributing beverages, including among other things, beer distribution rights, properties, rights, leases, interests, goods and customer lists of Prospect. The purchase price of the assets consists of the assumption by the Company of certain liabilities of Prospect and the issuance to Prospect shareholders of five hundred thousand (500,000) shares of the common stock of the Company.

                  Pabst Brewing Company, the key supplier to approve this transaction, has already approved the transfer of the distribution rights for the Pabst Brewing Company brands from Prospect to the Company. Pursuant to the Agreement, upon the approval of certain manufacturers and brewers, Prospect's other distribution rights and territories will be transferred to the Company. The transaction is also contingent upon the Company obtaining necessary financing in order to replace Prospect's current debt position, which financing is currently being arranged.

                  The foregoing description of the transactions contemplated by the Agreement is a summary only and is qualified in its entirety by reference to the complete copy of the Asset Purchase Agreement attached as an exhibit to this Form 8-K.

Item 7.  Financial Statements and Exhibits.

(c)      Exhibits.
         --------

(1)      Press Release of the Company, dated May 7, 2001.
(2)      Asset Purchase Agreement, dated May 4, 2001.




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                                   SIGNATURES



                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.

                                          CAPITAL BEVERAGE CORPORATION



                               By:      /s/ Carmine Stella
                                        --------------------------
                                        Name: Carmine Stella
                                        Title:  Chief Executive Officer


Dated:    May 11, 2001


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